Exhibit 5.1

June 2, 2015

Scripps Network Interactive, Inc.

9721 Sherill Boulevard

Knoxville, Tennessee 37932

Ladies and Gentlemen:

We have acted as special counsel to Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), in connection with the offering and sale by the Company of $600,000,000 in principal amount of the Company’s 2.800% Senior Notes due 2020, $400,000,000 in principal amount of the Company’s 3.500% Senior Notes due 2022, and $500,000,000 in principal amount of the Company’s 3.950% Senior Notes due 2025 (collectively, the “Notes”) pursuant to the Underwriting Agreement dated May 18, 2015 (the “Underwriting Agreement”) by and among the Company, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters listed on Schedule 1 to the Underwriting Agreement. The Notes are being issued under an Indenture dated as of December 1, 2011, as modified by a First Supplemental Indenture dated as of December 1, 2011, a Second Supplemental Indenture dated as of November 24 2014 and a Third Supplemental Indenture dated as of June 2, 2015 (collectively, the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The offering and sale of the Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (Reg. No. 333-200213) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 14, 2014, which automatically became effective on the date of filing pursuant to Rule 462(e) under the Securities Act, including the base prospectus contained therein and a prospectus supplement dated May 18, 2015 (collectively, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the originals, or copies identified to our satisfaction, of each of the following agreements and documents:

(i) the executed Underwriting Agreement;

(ii) the executed Indenture (including the form of Notes);

(iii) the Registration Statement;

(iv) the Prospectus;

Scripps Network Interactive, Inc.

June 2, 2015

(v) the Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of Ohio on May 13, 2015; and

(vi) a certificate of the Secretary of the Company dated June 2, 2015, including the resolutions adopted by the Board of Directors of the Company and the Amended and Restated Code of Regulations of the Company attached thereto (the “Certificate”).

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. We also have assumed that the Underwriting Agreement and the Indenture are legal, valid and binding obligations of each party thereto other than the Company, enforceable against such other parties in accordance with their respective terms. As to any facts material to this opinion, we have relied, without independent verification, upon the Certificate and other oral or written statements of officers and other representatives of the Company and others, including public officials.

Based upon the foregoing and subject to qualifications hereinafter set forth, it is our opinion that the Notes have been duly authorized by the Company and, when executed and authenticated as provided in the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

We are members of the Bars of the States of Ohio and New York, and we express no opinion as to any matter governed by any laws other than those of the States of Ohio and New York and the federal laws of the United States.

This opinion is limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specific conclusions. We disclaim any undertaking or obligation to advise you of any changes in the matters covered by this opinion that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 2, 2015 which is being filed with the Commission and will be incorporated

Scripps Network Interactive, Inc.

June 2, 2015

by reference into the Prospectus and we further continue to consent to the inclusion of the reference to us under the heading “Legal Matters” in the Prospectus; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ David A. Neuhardt

JSS; DAN;JBK